Exhibit 99.3

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Schwartz
Sr. Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS FIRST QUARTER 2006 RESULTS

SAN DIEGO – (May 1, 2006) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported financial results for the first quarter of 2006, with revenue of $254.3 million and diluted earnings per share of $0.24, which included a $0.03 benefit from a workers’ compensation insurance reserve reduction. First quarter revenue increased 15% as compared to the $221.4 million reported for the fourth quarter of 2005 and 62% as compared to the $156.8 million reported for the first quarter of 2005. The increase in revenue and net income in the first quarter of 2006 as compared to last quarter and the same quarter of last year was primarily attributable to a full quarter’s contribution from The MHA Group, Inc. (“MHA”), which was acquired on November 2, 2005, and improved pricing in the nurse and allied healthcare staffing segment. First quarter 2006 diluted earnings per share included a $0.02 charge for stock compensation expense related to the Company’s adoption of Statement of Financial Accounting Standards 123R (“FAS 123R”) on January 1, 2006 and a $0.01 charge for imputed interest expense related to the company’s acquisition of MHA.

“We are pleased to report solid first quarter results, which exceeded our guidance range issued last quarter,” said Susan R. Nowakowski, President and Chief Executive Officer. “Our physician staffing segment continued to grow at a rapid pace and our nurse and allied staffing segment continued to experience positive trends of strong client demand and higher bill rates,” added Nowakowski.

Gross profit for the first quarter of 2006 was $68.3 million, representing a 26.9% gross margin, up from the $57.8 million, or 26.1% gross margin, reported in the fourth quarter of 2005, and the $35.7 million, or 22.8% gross margin, reported in the first quarter of 2005. The increases were due largely to growth in the company’s higher margin physician staffing segment and margin improvement due to pricing increases in the nurse and allied healthcare staffing segment. Additionally, the company’s first quarter gross margin was higher by 50 basis points due to a $1.4 million benefit to cost of sales from a workers’ compensation insurance reserve reduction due to favorable historical claims experience. The company’s physician staffing segment generated a gross margin of 31.6% in the first quarter of 2006 while the nurse and allied staffing segment generated a gross margin of 24.8% during the same period.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2006 were $46.5 million, as compared to $39.1 million in the fourth quarter of 2005, and $26.2 million in the first quarter of 2005, with the increases mainly due to the inclusion of a full quarter’s SG&A expense from MHA. SG&A expenses as a percentage of revenue for the first quarter of 2006 were 18.3%, as compared to 17.7% for the fourth quarter of 2005, and 16.7% for the first quarter of 2005.

Income from operations was $17.9 million for the first quarter of 2006, as compared to $16.5 million for the fourth quarter of 2005 and $8.4 million for the first quarter of 2005. Income from operations margin for the first quarter of 2006 was 7.1%, as compared to 7.5% for the fourth quarter of 2005 and 5.3% for the first quarter of 2005. The decrease in income from operations margin from last quarter was primarily due to the addition of $1.4 million in stock compensation expense upon the company’s adoption of FAS 123R at the beginning of the year.

First quarter 2006 net interest expense was $4.1 million, as compared to $4.6 million in the fourth quarter of 2005 and $1.8 million in the first quarter of 2005. The decrease from last quarter was mainly due to the $1.2 million write-off of deferred financing costs associated with the company’s acquisition of MHA in the prior quarter, partially offset by additional interest expense during the first quarter of 2006 due to the inclusion of a full quarter’s interest expense on the acquisition debt. The increase in net interest expense as compared to the same quarter last year was primarily due to the company’s $205.0 million term loan used to fund the acquisition of MHA and to repay prior debt, as well as $0.7 million in imputed interest expense also related to the acquisition.

The company generated $18.0 million in cash flow from operations during the first quarter of 2006 which in addition to cash on hand, was used to fund payment of the cash portion of the $47.3 million contingent purchase price related to the company’s prior acquisition of MHA. Total debt outstanding at March 31, 2006 was $205.0 million. Weighted average diluted shares outstanding during the first quarter of 2006 were 34.7 million.

Share Repurcahse

The company also announced today that it expects to repurchase approximately 1.8 million shares of its common stock held by former shareholders of MHA for an estimated $35 million in cash. The transaction is expected to close on May 15, 2006 and is contingent upon an amendment of AMN’s existing credit agreement to allow, among other things, additional borrowing capacity through a new term loan to fund the repurchase. Upon completion of the transaction, 0.4 million shares will remain from the original issuance of 3.0 million shares to the former shareholders of MHA, of which 0.3 million of those shares will be subject to a nine-month lockup period.

“We believe that this stock repurchase is a good means to enhance shareholder value as we expect that the repurchase will become accretive to AMN’s earnings per share beginning in 2007,” said Nowakowski.

After completion of the stock repurchase, the company’s total debt is expected to increase to approximately $240 million.

Revenue and Earnings Guidance for Second Quarter and Full Year 2006

Revenue for the second quarter of 2006 is expected to range from $254 million to $258 million and diluted earnings per share is expected to range from $0.18 to $0.20, which includes an estimated charge of $0.03 for stock compensation expense related to the adoption of FAS 123R. Excluding FAS 123R, second quarter adjusted diluted earnings per share is expected to range from $0.21 to $0.23.

Management reaffirmed its full year revenue guidance previously issued on March 8, 2006, with revenue expected to range from $1.025 billion to $1.050 billion. However, based on year to date results, management increased its full year diluted earnings per share guidance to range from $0.78 to $0.82. This updated range reflects the $0.03 benefit from this quarter’s workers’ compensation insurance reserve reduction offset by a $0.02 increase in the company’s estimated annual stock compensation expense, which was revised to $0.12 from the previous full year estimate of $0.10. Full year 2006 diluted earnings per share excluding the $0.12 estimated stock compensation expense and the $0.02 imputed interest expense related to the company’s acquisition of MHA is expected to range from $0.92 to $0.96.

“Our estimated second quarter revenue reflects continued strong demand throughout all of our business lines, with the most significant growth coming from our physician staffing segment,” said Nowakowski. “We intend to continue making selective investments in marketing and recruiting to enhance the attraction of new nurses as well as increase the placement conversion of current nurse supply,” added Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States. As the largest nationwide provider of travel nurse staffing, locum tenens (temporary physician staffing) and physician permanent placement services, the company recruits physicians, nurses and allied healthcare professionals nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

Conference Call on May 2, 2006

AMN Healthcare Services, Inc.’s first quarter 2006 conference call will be held on Tuesday, May 2, 2006, at 11:00 a.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1085 in the U.S. or (612) 332-0226 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 4:15 p.m. Eastern Time, and can be accessed until May 16, 2006 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 823964.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of the company’s hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; the performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulations; the company’s ability to grow and operate its business in compliance with legislation and regulations; the challenge to classification of certain of the company’s healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against the company; the impact on the company’s earnings related to share-based payment awards due to changes in accounting rules; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support the company’s business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, its Current Reports on Form 8-K, and Registration Statement

on Form S-3. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended March 31,
	2006	2005	% Chg
Revenue	$254,265	$156,842	62.1%
Cost of revenue	185,964	121,125	53.5%

Gross profit	68,301	35,717	91.2%

	26.9%	22.8%
Expenses:
Selling, general and administrative, excluding non-cash stock-based compensation	46,525	26,246	77.3%
	18.3%	16.7%
Non-cash stock-based compensation (1)	1,367	40	3,317.5%
Depreciation and amortization	2,466	1,079	128.5%

Total expenses	50,358	27,365	84.0%

Income from operations	17,943	8,352	114.8%
	7.1%	5.3%
Interest expense, net	4,147	1,756	136.2%

Income before income taxes	13,796	6,596	109.2%
Income tax expense	5,495	2,603	111.1%

Net income	$8,301	$3,993	107.9%
	3.3%	2.5%
Basic and diluted net income per common share:
Basic net income per common share	$0.26	$0.14	85.7%
Diluted net income per common share	$0.24	$0.13	84.6%
Weighted average common shares outstanding - basic	32,095	28,376	13.1%
Weighted average common shares outstanding - diluted	34,712	31,461	10.3%
Other Financial and Operating Data:
Nurse and Allied Healthcare Staffing
Average travelers on assignment (2)	6,607	6,350	4.0%
Revenue per traveler per day(3)	$298.88	$274.44	8.9%
Gross profit per traveler per day(3)	$74.12	$62.50	18.6%
Physician Staffing
Days filled (4)	49,251	—	NA
Revenue per day filled(4)	$1,310.58	—	NA
Gross profit per day filled(4)	$346.99	—	NA
Adjusted EBITDA (5)	$21,776	$9,471	129.9%
	8.6%	6.0%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans. Effective on January 1, 2006, the company adopted the provisions of FASB revised Statement of Financial Accounting Standards (SFAS) No. 123 (SFAS No. 123R), Share-Based Payment, which established accounting for share-based awards exchanged for employee services and requires companies to expense the estimated fair value of these awards over the requisite employee service period. Prior to January 1, 2006, the company applied the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, and EITF 00-23, Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44, to account for its stock option plans. Under this method, compensation expense for fixed plans was recognized only if, on the date of grant, the then current market price of the underlying stock exceeded the exercise price, and was recorded on a straight-line basis over the applicable vesting period.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.

(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(4)	Days filled and revenue per day filled are for locum tenens (temporary physician staffing) only. Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent locum tenens revenue and gross profit divided by days filled for the period presented.

(5)	Adjusted EBITDA represents net income plus interest expense (net of investment income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Segment Reporting(1)

(in thousand)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue
Nurse and allied healthcare staffing	$177,724	$156,842
Physician staffing	76,541	—

	$254,265	$156,842

Segment Operating Income(2)
Nurse and allied healthcare staffing	$14,950	$9,471
Physician staffing	6,826	—

	21,776	9,471
Depreciation and amortization	2,466	1,079
Non-cash stock-based compensation	1,367	40
Interest expense, net	4,147	1,756

Income before income tax	$13,796	$6,596

(1)	Segment reporting provided is in accordance with FASB Statement 131, Disclosures about Segments of an Enterprise and Related Information.

(2)	Segment operating income includes income from operations before depreciation, amortization of intangible assets and stock compensation expense.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2006	2005	% Chg
Net income	$8,301	$3,993	107.9%
Adjustments:
Interest expense, net	4,147	1,756
Income tax expense	5,495	2,603
Depreciation and amortization	2,466	1,079
Non-cash stock-based compensation	1,367	40

Adjusted EBITDA (1)	$21,776	$9,471	129.9%

(1)	Adjusted EBITDA represents net income plus interest expense (net of investment income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$10,320	$19,110
Accounts receivable, net	152,917	154,926
Deferred income taxes, net	27,917	31,305
Other current assets	26,298	22,922

Total current assets	217,452	228,263
Fixed assets, net	20,082	20,164
Goodwill, net	241,132	240,844
Intangible and other assets	130,192	129,116

Total assets	$608,858	$618,387
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$20,498	$19,092
Accrued compensation and benefits	32,183	32,208
Current portion of notes payable	12,813	10,250
Deferred revenue	7,889	7,610
Other current liabilities	31,699	59,018

Total current liabilities	105,082	128,178
Notes payable, less current portion	192,187	194,750
Deferred income taxes, net	67,014	65,132
Other long-term liabilities	25,705	37,127

Total liabilities	389,988	425,187

Stockholders’ equity	218,870	193,200

Total liabilities and stockholders’ equity	$608,858	$618,387

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Net cash provided by operating activities	$18,025	$16,934
Net cash (used in) investing activities	(37,504)	(771)
Net cash provided by (used in) financing activities	10,703	(9,563)
Effect of exchange rates on cash	(14)	10

Net (decrease) increase in cash and cash equivalents	(8,790)	6,610
Cash and cash equivalents at beginning of period	19,110	3,908

Cash and cash equivalents at end of period	$10,320	$10,518